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                                                               Exhibit 12.2


                            Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                       Twelve Months Ended March 31, 1998
                                (in thousands)


Net income from continuing operations               $146,566

Income taxes                                          83,930

Fixed charges                                        114,726
                                                    --------

     Total                                          $345,222
                                                    ========

Interest expense                                    $105,334
Interest component of rentals                          9,392
                                                    --------

     Subtotal                                        114,726
                                                    --------

Preferred stock dividend requirements                 19,320
                                                    --------

     Total                                          $134,046
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.58
                                                        ====
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